Exhibit 21


                  CONSOLIDATED FREIGHTWAYS CORPORATION
                SIGNIFICANT SUBSIDIARIES OF THE COMPANY
                           December 31, 1998

 The Company and its significant subsidiaries were:

                                                               State or
                                                 Percent of  Province or
                                                Stock Owned   Country of
Parent and Significant Subsidiaries              by Company  Incorporation

Consolidated Freightways Corporation                          Delaware

Significant Subsidiaries of Consolidated
  Freightways Corporation

Consolidated Freightways
   Corporation of Delaware                           100      Delaware
   Canadian Freightways, Limited                     100      Alberta,Canada
   Milne & Craighead Customs Brokers
     (Canada) Ltd.                                   100      Canada
   Canadian Freightways Eastern Limited              100      Ontario, Canada
   United Terminals Ltd.                             100      Canada
   Blackfoot Logistics                               100      British Columbia
   Consolidadora De Fletes Mexico                    100      Mexico
Leland James Service Corporation                     100      Delaware
Redwood Systems, Inc.                                100      Delaware
   Redwood Systems Logistics de Mexico               100      Mexico
   Redwood Systems Services de Mexico                100      Mexico
Transportes CF Alfri-Loder, S. de R.L. de C.V.        49      Mexico